Sierra Pacific Files General Rate Case
Rate Increase to become effective July 2008

RENO, Nev., Dec. 3 /PRNewswire-FirstCall/ -- Sierra Pacific Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE: SRP) today filed its mandatory General Rate Case with the Public Utilities Commission of Nevada (PUCN) to become effective July 2008.

The filing primarily seeks to recover costs associated with the construction of the company's first new electric power plant to be built in the last decade, a development that greatly increases the energy independence of northern Nevada customers. The overall increase proposed for customers is 12.7 percent.

Approximately $75 million of the proposed $111 million rate increase can be attributed to the new 541-megawatt, gas-fired Tracy Combined Cycle Plant which was previously approved by the PUCN and has been under construction since early 2006. It is on schedule for commercial operation in April 2008. One megawatt of electricity will serve approximately 600 homes.

If approved by the PUCN, the request would mean an increase for the typical residential customer using 750 kilowatt hours of electricity per month from $97.79 to $113.07 or 15.6 percent.

In addition, on July 1, 2008, previously approved fuel and purchased power costs the company has been recovering from customers will expire, thus reducing electric rates by approximately $40 million.

"With the completion of this new power plant at our Tracy site, Sierra Pacific Power will own enough generation to meet over 90 percent of all of its customers' electricity demand. Our strategy to reduce northern Nevada's dependence on outside energy suppliers and increase generation efficiencies should stabilize energy prices for our customers in the long run," said Sierra Pacific Resources CEO Michael Yackira.

The new plant moves Sierra Pacific closer to a position of self-sufficiency in electric generation, a first in the company's history, increasing generating capability from 1023 megawatts to 1564 megawatts.

The new plant is a highly efficient, state-of-the-art combined cycle unit that is 30 percent more efficient than the company's existing gas-fired generators at the Tracy Station. Fuel and purchased power savings resulting from this new plant are estimated to be $27 million for the first year of operation alone.

The remainder of the general rate filing requests recovery of costs associated with necessary infrastructure investments the utility has made to serve northern Nevada's energy needs. These include investments in new transmission and distribution lines, substation and equipment improvements.

The filing covers only general rates and does not include fuel or energy. Items included are costs such as new construction, materials and supplies, labor and a return to the company's shareholders. As part of the filing, the company is requesting that the PUCN reduce its overall rate of return from the current rate of 8.96%, to a proposed 8.73%, and set a return on equity of 11.5%.

The PUCN is expected to set hearings in the next few months to review Sierra Pacific's request.

Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada.

This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Sierra Pacific Power's ability to obtain necessary regulatory approvals and permits, risks related to construction of power plants, changes in applicable environmental laws or regulations, and Sierra Pacific Power's ability to obtain financing on favorable terms. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE Sierra Pacific Power Company

CONTACT: Faye I. Andersen, +1-775-834-4822, or Karl Walquist, +1-775-834-3891, both of Sierra Pacific Power Company
Web site: http://www.sierrapacific.com
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